Exhibit 99.1

LEAPFROG ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2006 FINANCIAL RESULTS

EMERYVILLE, California—March 1, 2007—LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of technology-based learning products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2006. For the fourth quarter of 2006, the company reported net sales of $182.8 million and a net loss of $46.0 million, or $0.73 per share. For the full year 2006, the company reported net sales of $502.3 million and a net loss of $145.1 million, or $2.31 per share. Inventories, net of allowances, decreased 57% to $73.0 million at December 31, 2006 from $169.1 million at December 31, 2005. Cash and investments totaled $148.1 million at year-end 2006, compared with $72.2 million at year-end 2005.

“With the actions we took in 2006, the ‘Fix’ portion of our operating plan is substantially behind us,” said Jeffrey G. Katz, president and chief executive officer of LeapFrog. “We reduced inventories faster than we had planned, but spent more in advertising and allowances in order to do so. We think this was a necessary price to pay for cutting our inventories in half to the lowest level since 2001, and more than doubling our cash to $148 million at year-end 2006. As of today, our cash balance stands at over $200 million.”

Bill Chiasson, chief financial officer, stated, “2006 sales declined primarily due to continued downward trends in sales of our LeapPad product line. The phase out of our FLY PenTop Computer in anticipation of our new FLY Fusion product and the actions we took to reduce retail inventories also contributed to this decline. We accelerated our inventory reduction initiatives beyond our initial plan by reducing inventories both at LeapFrog and at retailers. Inventories at U.S. retailers have declined 40% since the end of 2005. These initiatives, combined with our significantly improved cash position, strengthen our financial position as we enter the ‘Reload’ phase.”

Full Year 2006 Financial Results

Net Sales

Net sales for the year ended December 31, 2006 were $502.3 million, compared to $649.8 million for the year ended December 31, 2005, a decrease of 22.7%. Sales declines reflect lower sales of LeapPad family of products, which is technologically past its prime, lower unit sales of and discounts on the FLY PenTop Computer to clear out existing inventories ahead of the launch of the next-generation FLY Fusion PenTop Computer in 2007, and other sales allowances related to promotional efforts to reduce retailers’ inventories.

Segment Results

Net sales from the U.S. Consumer segment totaled $350.8 million for 2006, down 26.7% from 2005. Net sales from the International segment totaled $114.6 million for 2006, down 12.7% from 2005. Net sales from the SchoolHouse division totaled $36.9 million for 2006, down 8.4% from 2005.

Gross Margin

Gross margin for the year ended December 31, 2006 was 29.3%, down 13.8 percentage points from gross margin of 43.0% for 2005. Gross margins declined in all segments of the business. Reserves for excess and obsolete inventory negatively impacted gross margins by 5.8 percentage points, while higher sales discounts and allowances reduced gross margin by 6.0 percentage points.

Operating Expenses

Operating expenses increased to $271.7 million for 2006 from $258.7 million in 2005 due to higher advertising expenses of $5.4 million incurred to facilitate inventory reductions, increased stock-based compensation costs of $4.6 million, and higher salary expenses of $3.7 million related to severance costs due to the resignation of former executives and the reduction in our SchoolHouse division’s workforce. These increases were partially offset by savings in other areas, including lower litigation and patent enforcement costs.

Provision for Income Tax

Provision for income taxes increased to $26.6 million compared to $6.3 million in 2005 due to a non-cash valuation allowance against the company’s deferred tax assets.

Net Loss

The company recorded a net loss of $145.1 million or a loss of $2.31 per diluted share for 2006, compared to net income of $17.5 million or income of $0.28 per diluted share in 2005.

Fourth Quarter 2006 Financial Results

Net Sales

Net sales for the quarter ended December 31, 2006 were $182.8 million, compared to $248.0 million for the quarter ended December 31, 2005, a decrease of 26.3%.

Segment Results

Net sales from the U.S. Consumer segment totaled $125.3 million for the fourth quarter of 2006, down 33.0% from the fourth quarter 2005. Net sales from the International segment totaled $48.1 million for the fourth quarter 2006, down 11.8% from the fourth quarter 2005. Net sales from the SchoolHouse division totaled $9.4 million for the fourth quarter 2006, up 44.4% from the fourth quarter 2005. Sales declines were driven primarily by lower sales of the LeapPad family of products and the FLY PenTop computer.

Gross Margin

Gross margin for the quarter ended December 31, 2006 was 30.6%, down 11.9 percentage points from gross margin of 42.5% for the fourth quarter 2005, primarily due to sales discounts and allowances to reduce LeapFrog’s and retailers’ inventories.

Operating Expenses

Operating expenses totaled $102.1 million for the fourth quarter of 2006, an increase of 17.7% compared to $86.8 million for the fourth quarter of 2005. The fourth quarter increase was primarily due to a $5.6 million increase in research and development expenses related to our new product development initiatives and the co-location of our R&D facilities into our corporate headquarters and a $2.9 million increase in salary expenses related to the resignation of former executives and the reduction in our SchoolHouse division’s workforce.

Provision for Income Tax

Provision for income taxes decreased to $0.9 million for the fourth quarter 2006 from $4.2 million for the fourth quarter 2005. The fourth quarter 2006 tax expense relates primarily to taxes on LeapFrog’s international operations.

Net Loss

The company recorded a net loss of $46.0 million, or a net loss of $0.73 per share, for the fourth quarter of 2006, compared to net income of $14.4 million or net income of $0.23 per diluted share for the fourth quarter 2005.

Outlook

“We are on track to ship a number of new products in the third quarter of 2007, including our new FLY Fusion PenTop Computer system, our largest ever launch of new Leapster software titles, our new ClickStart My First Computer system and a number of other products in our infant and pre-school lines,” said, Mr. Katz. “Our new management team is essentially in place. The new team is focused on execution of our 2007 marketing plans and the development of our line for 2008. We’ll have more to say about these initiatives as the year progresses.”

Looking ahead to 2007, Mr. Katz said, “We expect a modest sales decline for the year. Sales for the first half of 2007 will be weaker than the second half since our new products will not ship until the fall. Gross margins will improve, due primarily to the inventory clean-up efforts we made in 2006, and an improved product mix. We expect operating expenses to decline from 2006 levels, consistent with the anticipated decline in sales. That said, we will continue to invest significantly in building the LeapFrog brand and in research and development as we prepare for our 2008 product roll-out. We expect our 2007 net loss to be significantly less than our 2006 net loss, consistent with our previous expectations.”

Conference Call and Webcast

A conference call will be held today, March 1, 2007, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to provide further discussion of the results for the 2006 fourth quarter and full year earnings. The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183. The conference ID is 9244480.

The conference call webcast will also be distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the webcast will be available on these web sites through March 1, 2008. A telephone replay is also available through April 1, 2007 at (706) 645-9291; I.D. No. 9244480.

About LeapFrog

LeapFrog Enterprises, Inc., is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning U.S. consumer products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog SchoolHouse’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog SchoolHouse is a business division within the Education & Training Group of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo, LEAPFROG SCHOOLHOUSE, LEAPSTER, LEAPPAD, FLY, FLY FUSION, and CLICKSTART are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding expected 2007 and 2008 financial results; expected software-to-hardware sales ratio, inventory levels, and cash balances; anticipated long-term sales and profit growth and impact of strategic actions; anticipated product launches and the availability of future product features. These forward-looking statements involve risks and uncertainties, including the company’s ability to develop and launch new products, services and features on time and at anticipated margin and profit levels; the company’s ability to develop and market products and services that are accepted by consumers, schools and retailers at sales and profit levels to justify the development investment; the company’s ability to drive sales of software titles that work with its hardware platforms; the company’s ability to manage costs and inventory levels effectively; and the company’s ability to effectively recruit, retain and integrate personnel with capabilities integral to the company’s strategy. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2005 annual report on Form 10-K filed on March 7, 2006, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$67,314	$48,422
Short term investments	80,784	23,650
Restricted cash	—	150
Accounts receivable, net of allowances of $785 and $1,328 at December 31, 2006 and 2005, respectively.	141,816	257,747
Inventories, net	73,020	169,072
Prepaid expenses and other current assets	23,339	21,319
Deferred income taxes	1,156	10,715

Total current assets	387,429	531,075

Property and equipment, net	27,794	23,817
Deferred income taxes	147	16,588
Intangible assets, net	25,933	27,574
Other assets	9,137	6,775

Total assets	$450,440	$605,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,720	$74,329
Accrued liabilities and deferred revenue	50,001	44,225
Income taxes payable	724	1,781

Total current liabilities	97,445	120,335

Long-term liabilities	19,034	19,171
Stockholders’ equity:

Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 35,501 and 34,853 at December 31,2006 and 2005.	4	3

Class B common stock, par value $0.0001; 40,500 shares authorized; 27,614 shares issued and outstanding at December 31, 2006 and 2005.	3	3
Treasury stock	(185)	(148)
Additional paid-in capital	343,310	342,595
Deferred compensation	—	(9,855)
Accumulated other comprehensive income	3,122	925
Retained earnings	(12,293)	132,800

Total stockholders’ equity	333,961	466,323

Total liabilities and stockholders’ equity	$450,440	$605,829

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,		For Quarter Ended December 31,
	2006	2005	2006	2005
Net sales	$502,255	$649,757	$182,871	$248,012
Cost of sales	355,221	370,121	126,933	142,652

Gross profit	147,034	279,636	55,938	105,360

Operating expenses:
Selling, general and administrative	131,928	126,187	40,938	31,226
Research and development	54,475	52,340	14,651	9,063
Advertising	75,441	70,014	43,844	43,527
Depreciation and amortization	9,853	10,142	2,711	2,966

Total operating expenses	271,697	258,683	102,144	86,782

Income (loss) from operations	(124,663)	20,953	(46,206)	18,578

Interest expense	(97)	(68)	9	(34)
Interest income	7,186	3,366	1,585	450

Other (expense) income, net	(907)	(454)	(470)	(406)

Income (loss) before provision for income taxes	(118,481)	23,797	(45,082)	18,588

Provision for income taxes	26,611	6,297	927	4,213

Net income (loss)	$(145,092)	$17,500	$(46,009)	$14,375

Net income (loss) per common share:
Basic	$(2.31)	$0.28	$(0.73)	$0.23
Diluted	$(2.31)	$0.28	$(0.73)	$0.23

Shares used in calculating net income (loss) per common share:
Basic	62,818	61,781	63,033	62,295
Diluted	62,818	62,329	63,033	62,987

LEAPFROG ENTERPRISES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2005
Net income (loss)	$(145,092)	$17,500
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	16,285	17,579
Amortization	1,641	1,923
Unrealized foreign exchange loss	427	(3,733)
Provision for doubtful accounts	(306)	(123)
Deferred income taxes	25,999	4,339
Stock-based compensation	7,303	2,642
Tax benefit from stock-based compensation	(321)	2,662
Other changes in operating assets and liabilities:
Accounts receivable	116,237	(29,437)
Inventories	96,052	(37,883)
Prepaid expenses and other current assets	(2,578)	(7,998)
Other assets	(2,361)	(6,526)
Accounts payable	(27,609)	11,518
Accrued liabilities and deferred revenue	5,776	(10,007)
Long-term liabilities	(136)	12,138
Income taxes payable	(499)	563
Other	(522)	138

Net cash provided by (used in) operating activities	90,296	(24,705)

Investing activities:
Purchases of property and equipment	(20,215)	(16,668)
Purchase of intangible assets	—	—
Purchases of investments	(509,395)	(300,790)
Sale of investments	452,411	317,467

Net cash provided by (used in) investing activities	(77,199)	9

Financing activities:
Cash used to collateralize letter of credit	—	(148)
Purchase of treasury stock	(37)	(150)
Proceeds from the exercise of stock options and employee stock purchase plan	4,061	10,597

Net cash provided by financing activities	4,024	10,299

Effect of exchange rate changes on cash	1,771	2,260

Increase in cash and cash equivalents	18,892	(12,137)
Cash and cash equivalents at beginning of period	48,422	60,559

Cash and cash equivalents at end of period	$67,314	$48,422

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes, net of refunds	$4,321	$1,433
Noncash investing and financing activities:
Restricted stock and restricted stock units granted to employees	$6,639	$11,692
Assets acquired under capital lease	—	1,192